                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:


[ ]    Preliminary Information Statement       [ ] Confidential, For Use Of The Commission
                                                   Only (As Permitted By Rule 14c-5 (d)(2))

[X]    Definitive Information Statement

                                 BIOCORAL, INC.

               ---------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    -----------------------------------------------------------------------

    (5) Total fee paid:

    ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------

    (3) Filing Party:

    ------------------------------------------------------------------------

    (4) Date Filed:

                                 BIOCORAL, INC.
                              38 rue Anatole France
                         Levallois Perret Cedex, France

                              INFORMATION STATEMENT

     This Information Statement is being furnished to stockholders of Biocoral, Inc., a Delaware corporation, (the "Company"), in connection with the adoption of a Certificate of Amendment to the Company's Articles of Incorporation (the "Amendment") by the written consent of the holders of a majority in interest of the Company's voting capital stock ("Voting Capital Stock") consisting of the Company's outstanding Common Stock ("Common Stock"), par value $0.001 per share. The Company's Board of Directors on December 12, 2000, approved and recommended by unanimous written consent increasing the Company's authorized capital stock from Twenty Million (20,000,000) shares of capital stock, to One Hundred One Million (101,000,000) shares of capital stock consisting of one hundred million (100,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock ("Preferred Stock"), par value $0.001 per share and to effect a one-for-fifty reverse stock split (the "Reverse Stock Split") of the currently issued shares of our Common Stock, $0.001 par value per share. This corporate action to amend our Certificate of Incorporation was taken without a meeting by less than unanimous written consent of stockholders in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

     Our Board of Directors fixed the close of business on March 13, 2001 as the record date for the determination of stockholders entitled to receive notice of the amendment to our Certificate of Incorporation described above. On February 26, 2001 there were 19,235,260 shares of our Common Stock issued and outstanding. The proposed amendment to our Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. Each share of Common Stock is entitled to one vote on the proposed amendment.

     The Board of Directors, at a meeting on December 12, 2000 has approved and stockholders holding 14,248,124 shares (approximately 74 %) of the outstanding shares of our Common Stock on December 14, 2000, have consented in writing to the amendment. Accordingly, all corporate actions necessary to authorize the amendment have been taken. In accordance with the regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the authorization of the amendment to our Certificate of Incorporation by the Board of Directors and the stockholders holding approximately 74% of our outstanding shares of Common Stock will not become effective until 20 days after we have mailed this Information Statement to our stockholders. Promptly following the expiration of this 20-day period, we intend to file the amendment to our Certificate of Incorporation with the Delaware Secretary of State. The Increase in our authorized capital stock and the Reverse Stock Split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing. Our executive offices are located at 38 rue Anatole France, Levallois Perret Cedex, France.

     PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     This Information Statement is first being sent or given to the holders of our outstanding Common Stock, our only class of voting securities outstanding, on or about March 29, 2001. Each holder of record of shares of our Common Stock at the close of business on March 13, 2001 is entitled to receive a copy of this Information Statement.


                  AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
         TO EFFECT THE INCREASE IN OUR AUTHORIZED CAPITAL STOCK AND THE
                               REVERSE STOCK SPLIT

GENERAL

     On December 12, 2000, the Board of Directors approved, subject to stockholder approval, an Amendment to the Company's Articles of Incorporation to increase the number of shares which the Company is authorized to issue from Twenty Million (20,000,000) to One Hundred One Million (101,000,000) shares of capital stock consisting of one hundred million (100,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock ("Preferred Stock"), par value $0.001 per share and to effectuate a one-for-fifty reverse stock split (the "Reverse Stock Split") of the currently issued shares of the Company's Common Stock, $0.001 par value per share. The complete text of the Certificate of Amendment which reflects the amendment is set forth in Appendix A. However, such text is subject to change to the extent required by the Delaware Secretary of State.

     Upon filing of the Certificate of Amendment with the Delaware Secretary of State, the increase in the authorized capital stock of the Company and the Reverse Stock Split will be effective, and each certificate representing shares of Common Stock outstanding immediately prior to the increase in authorized capital stock and the Reverse Stock Split ("Old Shares") will be deemed, automatically and without any action on your part, to represent one-fiftieth of the number of shares of common stock, $.001 par value per share, after the Reverse Stock Split ("New Shares"); provided that no fractional New Shares will be issued as a result of the Reverse Stock Split. In lieu thereof, if your Old Shares are not evenly divisible by fifty, you will receive cash equal to the average of the closing bid and ask prices for Old Shares for the five successive trading days immediately preceding the day the Reverse Stock Split is effected for the fractional New Share that you would otherwise be entitled to receive. After the Reverse Stock Split becomes effective, you will be asked to surrender certificates representing your Old Shares in accordance with the procedures set forth in a letter of transmittal that we will send. Upon such surrender, a certificate representing the New Shares will be issued and forwarded (together with any payment in lieu of fractional shares) to you. However, each certificate representing Old Shares will continue to be valid and represent New Shares equal to one-fiftieth the number of Old Shares until surrendered. The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The voting and other rights that presently characterize the Old Shares of Common Stock will not be altered by the amendment to our Certificate of Incorporation.

     The amendment to our Certificate of Incorporation will be effected by means of filing the Certificate of Amendment with the Delaware Secretary of State. In accordance with the regulations promulgated under the Exchange Act, the authorization of the amendment by the Board of Directors and the stockholders holding approximately 74% of our outstanding shares of Common Stock shall not become effective until 20 days after we have mailed this Information Statement to our stockholders. Promptly following the expiration of this 20-day period, we intend to file the Certificate of Amendment with the Delaware Secretary of State and the increase in our authorized capital stock and the Reverse Stock Split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing. Without any further action on our part or the stockholders, after the increase in our authorized capital stock and the Reverse Stock Split, a certificate representing Old Shares will be deemed to represent one-fiftieth the number of New Shares. Pursuant to the Delaware General Corporation Law, you are not entitled to dissenters' rights of appraisal with respect to the amendment of our Certificate of Incorporation.

     The Board of Directors of the Company believes that the Amendment is advisable and in the best interests of the Company and its stockholders in order to attract and obtain additional sources of capital in the future from one or more equity or debt financings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of February 28, 2001 with respect to the beneficial ownership of shares of Common Stock by (i) each person known by us to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director, and (iii) all executive officers and Directors as a group:

Name of Beneficial Owner              Number of Shares         Percentage
  ----------------                    ----------------         ----------
Yuhko Grossman                        250,000(1)               1.3%
         Director

Nasser Nassiri                        350,000(2)               1.7%
         Director

Jean Darondel
         Director

Directors and Officers                600,000                  3.0%
         As a Group

------------------

(1) Includes 250,000 currently exercisable stock options.

(2) Includes 350,000 currently exercisbale stock options.


PRINCIPAL EFFECTS OF THE AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION

     Increase in Authorized Capital Stock

     After the Amendment becomes effective, the Company will have authorized One Hundred One Million (101,000,000) shares of capital stock consisting of one hundred million (100,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock ("Preferred Stock"), par value $0.001 per share. This change does not effect the relative rights or privileges of the holders of the currently outstanding Common Stock, and the newly authorized shares of Common Stock will have the same rights as the presently authorized shares of Common Stock.

     There can be no assurances, nor can the Board of Directors of the Company predict, what effect, if any, the increase in authorized Common Stock will have on the market price of the Company's Common Stock.

     The increase in the authorized number of shares of our capital stock could have an anti-takeover effect, although that is not its intention. If our Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's stockholders to realize a higher price for their shares than might be generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this amendment is not being effectuated with the intent that it be used as a type of anti-takeover device. There are currently no plans, understandings, arrangements or agreements concerning the issuance of additional shares of our Common Stock.

     Reverse Stock Split

     The Company had approximately 101 stockholders of record on February 26, 2001. This number does not include an indeterminate number of stockholders of record whose shares are held by brokers in "street name." We have no plans for the cancellation or purchase of our shares from individuals holding a nominal number of such shares after the Reverse Stock Split or to deregister the Common Stock under the Exchange Act.

     Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split may reduce the number of our stockholders and thereby adversely affect the registration of the Common Stock under the Exchange Act. After the increase in authorized capital stock and the Reverse Stock Split is effected, trades of the New Shares will continue to be reported on OTC Bulletin Board under the symbol "BICR."

     The principal effects of the amendment to our Certificate of Incorporation will be:

     1. Based upon 19,235,260 Old Shares outstanding as of February 26, 2001, the Reverse Stock Split will decrease the outstanding shares of Common Stock by approximately ninety-eight percent (98%), and thereafter approximately 384,705 New Shares will be outstanding. The Reverse Stock Split will not affect any stockholder's proportionate equity interest in the Company, subject to the provisions for the elimination of fractional shares.

     2. After the Reverse Stock Split, the Common Stock issued and outstanding will represent approximately.38% of our authorized Common Stock. There are no shares of Preferred Stock outstanding. After the increase in the authorized capital stock of the Company and the Reverse Stock Split, approximately 99,615,295 shares of Common Stock and 1,000,000 shares of Preferred Stock will be available for future issuance by the Board of Directors without further action by the stockholders.

     There can be no assurance that the Reverse Stock Split will result in an increase in the market price of the Common Stock or that the Reverse Stock Split will have any of the effects otherwise described herein.

REASON FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

     Increase in Authorized Capital Stock

     In unanimously recommending the Amendment to increase the authorized capital stock of the Company, the Board of Directors was principally influenced by the Company's need to have available sufficient additional authorized capital stock to give the Company the ability to raise the substantial additional capital it then required, and from time to time likely will continue to require, to maintain its operations and implement its business plan.

     Reverse Stock Split

     The Board of Directors of the Company believes that the Reverse Stock Split is necessary to provide a manageable number of shares of Common Stock and to effectively insure the marketability of the Company's Common Stock. The Board of Directors is also hopeful that a decrease in the number of shares of Common Stock outstanding, as a consequence of the Reverse Stock Split, will stimulate investor interest in the Company's Common Stock.

     The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share. In lieu of issuing fractional shares, you will receive cash equal to the average of the closing bid and ask prices for Old Shares for the five successive trading days immediately preceding the day the Reverse Stock Split. The Reverse Stock Split may result in certain of our shareholders owning "odd lots" (i.e. a number of shares of our common stock not divisible by 50). Shareholders owning "odd lots" may experience higher costs associated with selling their shares in the open market. The Reverse Stock Split will have the following effects upon the number of shares of our Common Stock outstanding and the number of authorized and unissued shares of our Common Stock. Upon the effectiveness of the Reverse Stock Split, the number of shares owned by each holder of Common Stock will be reduced by the ratio of 50 to 1 shares of Common Stock he or she owned immediately prior to the Reverse Stock Split. The per-share loss and net book value of our Common Stock may increase because there will be fewer shares of our Common Stock outstanding. The principal effect of the Reverse Stock Split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from 19,235,260 shares to approximately 384,705 shares. Notwithstanding the Reverse Stock Split, the par value of the Common Stock will remain $.001 per share.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the increase in the authorized capital stock and the Reverse Stock Split is effected, we will send you a letter of transmittal which will contain instructions for the surrender of your certificate(s) representing Old Shares. When you complete and sign the letter of transmittal and return it to us, together with the certificate(s) representing your Old Shares, you will be entitled to receive a certificate representing the number of New Shares into which your Old Shares have been reclassified as a result of the increase in authorized capital stock and the Reverse Stock Split. YOU SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. No new certificate will be issued to you until you have surrendered your outstanding certificate(s) together with the properly completed and executed letter of transmittal. Until so surrendered, each current certificate representing Old Shares will be deemed for all corporate purposes after the Reverse Stock Split is effected to evidence ownership of New Shares in the appropriately reduced number.

     Stockholders whose shares are held of record by their brokerage firm or other nominees need not take any action to exchange such shares. The brokerage firm or other nominee, as the record holder of such shares, will receive the letter of transmittal and will be required to surrender the certificates representing the Old Shares, together with the completed and executed letter of transmittal, in order to receive certificate(s) representing New Shares.

     No service charge will be payable by holders of shares of Common Stock for exchanging certificates of Old Shares for certificates representing New Shares. We will bear all such expenses.

FEDERAL INCOME TAX CONSEQUENCES

     The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Information Statement. The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (E.G., non- resident aliens, broker-dealers or insurance companies). This summary does not discuss any consequences of the Reverse Stock Split under any state, local or foreign tax laws. You are urged to consult your own tax advisors to determine the particular consequences to you.

     The Reverse Stock split will qualify as a recapitalization described in
Section 386(a)(1)(E) of the Code. We will not recognize any gain or loss in connection with the Reverse Stock Split.

     1. You will not recognize any gain or loss in the exchange of all of your Old Shares for New Shares, except to the extent of any cash received in lieu of a fractional share.

     2. The aggregate basis of the New Shares to be received in the Reverse Stock Split (including any fractional share deemed received) will be the same as the aggregate basis of the Old Shares surrendered in exchange therefor.

     3. The holding period of the New Shares to be received in the Reverse Stock Split (including any fractional share deemed received) will include the holding period of the Old Shares surrendered in exchange therefor.

     4. If you receive cash in lieu of a fractional share, you will be treated as receiving the payment in connection with a redemption of the fractional share, with the tax consequences of the redemption determined under Section 302 of the Code. As such, you will generally recognize gain or loss upon such payment equal to the difference, if any, between your basis in the fractional share (as described in 2 above) and the amount of cash received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period (as described in 3 above) exceeds one year.

NO DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law, holders of Common Stock are not entitled to dissenters' rights with respect to the increase in the authorized capital stock of the Company nor the Reverse Stock Split.

                                    BY ORDER OF THE BOARD OF
                                    DIRECTORS

                                    /s/ Nasser Nassiri
                                    ---------------------------
                                    Nasser Nassiri, Chief Executive Officer and
                                    Chairman of the Board

APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BIOCORAL, INC.

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                                 BIOCORAL, INC.

It is hereby certified that:

     1. The name of the corporation is Biocoral, Inc.

     2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Articles the following new Articles:

               "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred and one million (101,000,000) shares of the par value of $.001 each, to be designated Common Stock. Each share of the Corporation's issued and outstanding Class A and Class B Common Stock shall be split on a 1-50 basis effective on April 16, 2001. Each holder of shares of Class A and Class B Common Stock, par value $.001 par value per share, respectively, will receive a certificate representing in the aggregate, that number of fully-paid and nonassessable shares of capital stock equal to the number of shares of capital stock then held of record by such holder divided by 50 and shall not be required to surrender for exchange or cancellation any certificates for capital stock of the Corporation held by such holder."

     3. The amendments of the certificate of incorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Date:            , 2001



                                            ---------------------------
                                            Nasser Nassiri, President